Exhibit 4


                       PAINEWEBBER DEVELOPMENT CORPORATION
                          REVISED CARRIED INTEREST PLAN


1. Purpose. This Plan is intended to provide an incentive to key employees of PaineWebber Development Corporation ("PWDC") and members of its Advisory Board. PWDC shall award to Participants Incentive Shares representing in aggregate 42% of the Cash Distributions and Warrants in respect of Public Partnerships and in aggregate 15% of the Cash Distributions and Warrants in respect of Private Partnerships. Key employees of PWDC and members of the Advisory Board shall be eligible to participate in the Plan. Capitalized terms are defined in Exhibit I.

2. Allocations. (a) Allocations of Incentive Shares will be made by the Chairman of the Board of PWDC based on recommendations by the President of PWDC and subject to the approval of the Director of Human Resources of PaineWebber. Such allocations will be awarded promptly following the final closing of each Partnership.

         (b) The Incentive Shares awarded to a Participant pursuant to Section 2(a) may be increased from time to time to the extent that unallocated Cash Distributions and Warrants exist.

         (c) Prior to the end of the vesting period for each Partnership, Cash Distributions and Warrants not yet allocated shall be allocated according to
Section 2(a); provided that if such allocations are not made within twenty days of the end of the vesting period, such allocations shall be made pro rata to the Account of each Participant who has not died or become Disabled. The Participant's pro rata portion shall equal that proportion which the Incentive Share already awarded to the Participant bears to the Incentive Shares awarded to all other Participants in respect of that Partnership (excluding any Participant who has died or become Disabled).

3. Vesting. (a) One-sixth of any Incentive Share shall vest for each Year of Service for Partnerships with an Effective Date in 1990 or 1991.

         (b) for Partnerships with an Effective Date in 1992 or later, one-seventh of the Cash Distribution portion of any Incentive Share and one-sixth of the Warrant portion of any Incentive Share shall vest for each Year of Service.

         (c) In the event that a Participant's Incentive Share with respect to a Partnership is increased under Sections 2(b-c), the vesting period for the newly allocated Incentive Share shall match that of the Participant's original allocation.

         (d) If a Participant shall die or become Disabled after the Effective Date, he or his beneficiary shall become 100% vested in his Incentive Shares and shall be entitled to receive all distributions of the amounts in his Account pursuant to Section 4(a).

4. Distribution from Accounts. (a) Following the end of each calendar quarter, PWDC shall distribute the vested portions of the Incentive Shares credited to each Participant's account during such quarter plus the increase in the vested portions, if any, of the Incentive Shares credited to each Participant's Account and not previously distributed. Participants shall not be allowed to defer distributions.

         (b) The amounts of the Cash Distributions available for distribution to Participants' Accounts shall be calculated, as long as the Plan Incentive Share in existence and in respect of each Partnership individually, as 42% PWDC's general partnership interest Incentive Share each Public Partnership on the Effective Date of such Partnership, and as 15% of PWDC's Class B partnership interest in each Private Partnership on the Effective Date of such Partnership.

         (c) The Board may make special distributions to a Participant from his Account upon a showing by that Participant of a hardship arising from causes beyond his control.

5. Termination. (a) Upon a Participant's Termination Date, the Participant shall forfeit to PWDC any Incentive Shares awarded to him in which he is not vested. The vested percentage of the cash portion of the Participant's Incentive Share shall continue to be credited to his Account, and shall be distributed to him pursuant to Section 4(a). Vested Warrants which have not yet been distributed shall be distributed upon a Participant's termination.

         (b) If a Participant is terminated for Cause, the Participant shall forfeit to PWDC the unvested cash portion of his Incentive Share, all vested and unvested Warrants previously undistributed and any balance in his Account, all as of his Termination Date.

6. Administration. (a) The Plan shall be administered by the Board. The Chairman of the Board is authorized, subject to the provisions of the Plan, in his discretion and upon recommendations put forth by the President of PWDC, to grant awards of Incentive Shares under the Plan; to establish, modify, or rescind such rules and regulations as he deems necessary for the proper administration of the Plan; and to make such determinations and interpretations and to take such steps in connection with the Plan or the awards of Incentive Shares granted thereunder as he deems necessary or advisable.

         (b) PWDC shall indemnify and hold harmless each of the members of the Board acting in good faith from and against any loss, liability, cost or expense arising from the performance of their duties under the Plan.

         (c) Subject to approval by the Board, reasonable legal and other costs associated with the administration of the Plan (including costs incurred in the collection of distributions) will be reimbursed by the Plan.

7. Accounts. (a) The vested and unvested amounts of each Participant's Incentive Share shall be credited to the Participant's Account.

         (b) Each Account shall constitute only a bookkeeping account for the purpose of computing the benefits to which such Participant may become entitled under the Plan, and the Participant interest in his benefits under the Plan shall be only that of an unsecured creditor of PWDC. No assets of PWDC shall in any way be held in trust for, or be subject to, any prior claim by any Participant.

         (c) Incentive Shares shall be evidenced by allocation letters substantially in the form as that found in Exhibit II (see attached).

8. Effective Date; Amendments. (a) The Plan shall be effective (in perpetuity until terminated by the Board) with respect to all Partnerships having an Effective Date after October 1, 1990.

         (b) The Board may amend, modify or terminate the Plan; provided, however, that without the consent of the affected Participants no amendment, modification or termination shall reduce a Participant's rights in respect of his allocated Incentive Shares.

9. Miscellaneous. (a) Cash received in respect of PWDC's (i) general partnership interest in each Publish Partnership and (ii) Class B limited partnership interest in each Private Partnership shall become distributable as a Cash Distribution only when and to the extent that the aggregate amount of cash so received by PaineWebber in respect of each such interest exceeds the amount of cash contributed by PaineWebber to each Partnership in exchange for PWDC's right to such interest.

         (b) No interest of any Participant (or his beneficiary) shall be transferred, assigned, pledged, anticipated or alienated by the Participant (or his beneficiary) in any manner (except by will or the laws of descent and distribution) nor shall it be subject to attachment, bankruptcy proceedings or to any other legal process or the interference or control of creditors of the Participant (or any beneficiary); provided, however, that PWDC may offset any amounts payable by such Participant to PaineWebber from any amount due to a Participant (or his beneficiary) under the Plan.

         (c) Each Participant may designate any person or legal entity as his beneficiary to receive the amounts in his Account upon his death.

         (d) PWDC shall be entitled to deduct and withhold from all payments from any Account all Federal, state and local income, employment, or withholding taxes required to be deducted or withheld. For any terminated employee, all tax obligations will be paid by the employee prior to the distribution of the terminated employee's vested Incentive Share.

         (e) Nothing contained in the Plan shall be construed as a contract of employment between PaineWebber and any Participant, or as creating a right of any Participant to be retained in the employ of, or as a consultant to, PaineWebber or as a member of the Advisory Board or as a limitation on the right of PaineWebber to discharge any Participant with or without Cause.

         (f) PWDC shall have no fiduciary duty to any Participant to (i) cause any distributions to be made by any Partnership or (ii) exercise its judgment as to the time of any distributions from the Partnership. PWDC shall not have any obligation to any Participant to maximize the amount of Cash Distributions or Warrants from any Partnership.

         (g) This plan shall be governed by, and construed in accordance with, the laws of the State of New York.

         (h) This Plan shall replace the PWDC Carried Interest Sharing Plan with respect to Partnerships whose Effective Date is after October 1, 1990.

                            EXHIBIT I: DEFINED TERMS

         (a) "Account" shall mean the bookkeeping account established for each Participant in respect of his Incentive Shares.

         (b) "Advisory Board" shall mean the Advisory Board of PWDC.

         (c) "Board" shall mean the Board of Directors of PWDC.

         (d) "Cash Distributions" shall mean the money or property (other than Warrants) distributed to PWDC in respect of PWDC's general partnership interests in Public Partnerships or of PWDC's Class B limited partnership interest in Private Partnerships. Amounts paid to PWDC as compensation, sales commissions, project fees, annual management fees or other similar payments shall not constitute Cash Distributions.

         (e) "Cause" shall mean the Participant's being charged by any governmental authority or administrative tribunal with (i) any crime or offense involving money or other property of PaineWebber or a Partnership, or any customer or client of PaineWebber or a Partnership, (ii) any crime or offense involving securities or transactions effected on any organized securities exchange or (iii) any other crime that, if the Participant were convicted of it, would constitute a felony if committed in the State of New York or in the jurisdiction in which any elements of the crime were committed.

         (f) "Disabled" shall mean any medically determinable physical or mental impairment which precludes engaging in any substantial gainful activity and which is expected to last for a continuous period of not less than twelve months or to result in death.

         (g) "Effective Date" shall mean, with respect to any Public Partnership, the date of the first prospectus, and in the case of any Private Partnership, the date of the first private placement memorandum.

         (h) "Incentive Share" shall mean that percentage of the Cash Distributions and Warrants awarded to each Participant.

         (i) "PaineWebber" shall mean Paine Webber Group Inc. and any corporation more than 50% of whose voting power or value at the time of reference is owned, directly or indirectly, by Paine Webber Group Inc.

         (j) "Participant" shall mean an eligible person who has been selected to receive an award of an Incentive Share.

         (k) "Partnership" shall mean any partnership, trust or investment company (as defined in the Investment Company Act of 1940) which is originated or managed by PWDC.

         (l) "Plan" shall mean this Revised Carried Interest Plan as described herein and as amended from time to time.

         (m) "Private Partnership" shall mean any Partnership not registered with the Securities and Exchange Commission.

         (n) "Public Partnership" shall mean any Partnership registered with the Securities and Exchange Commission.

         (o) "Termination Date" shall mean the date on which a Participant ceases to be an employee of PWDC or PaineWebber or a member of the Advisory Board.

         (p) "Warrants" shall mean the warrants, options or other similar property distributed to PWDC by a Partnership.

         (q) "Year of Service" shall mean each consecutive twelve month period beginning on the later of (i) the Effective Date and (ii) the date the Participant becomes an employee of PWDC or the date of his election to the Advisory Board, and ending on his Termination Date. In the event that any person becomes an employee of PWDC or is appointed to the Advisory Board within six months of the Effective Date, such person shall be treated as if his Year of Service began on the Effective Date.